Plan of Reorganization and Acquisition

                                    BY WHICH

                                  649.com Inc.
                              (A TEXAS CORPORATION)

                                    ACQUIRES

                                  649.com Inc.
                    (AN ALBERTA, CANADA PRIVATE CORPORATION)

     This Plan of Reorganization and Acquisition is made and dated this 15th day of September, 1999 by and between the above referenced corporations, and shall become effective this day, "the Effective Date" .

                            I. THE INTERESTED PARTIES

1. 649.COM INC. ("649-Issuer"), formerly Market Formulation and Research Corp. ("MFRC" also "649/MFRC") is a public Texas Corporation, which has duly changed its name.

2.  649.COM  INC.  ("649-Target")  is  an  Alberta,  Canada private Corporation.

3. BAYCOVE INVESTMENTS LIMITED ("Baycove") is the principle beneficial shareholder of 649.com Inc.

                             II. DESCRIPTIVE SUMMARY

  This descriptive summary is presented, by way of introduction, to provide an overview of the Corporate Reorganization agreed to herein, and closing hereby.

Market Formulation and Research Corp. of Texas (the Public Company) changed its name to 649.com Inc.(Issuer) and has acquired 100% of 649.com Inc. (Target) as 649.com Inc. a wholly-owned subsidiary of the Issuer.

MFRC has effected a forward split its present common stock 5 to 1 and has or will issue certain post-split shares in connection with the acquisition. The shares to be issued will fall into two groups: (1) common voting shares of 649IMFRC (the Issuer) will be issued to the shareholders of 649.com Inc. in exchange for all of the issued and outstanding shares of 649.com Inc., and (2) additional common voting shares will be issued to accredited investors pursuant to Regulation D, Rule 505 or 506, or Section 4(2) of the U.S. Securities Act of 1933.

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                                  III. RECITALS

A.  THE  CAPITAL  OF  THE  PARTIES:

1. THE CAPITAL OF MFRC consists of 50,000,000 shares of common voting stock of $0.001 par value authorized, of which 10,725,650 shares are issued and outstanding.

2. THE CAPITAL OF 649.COM INC. of Alberta, Canada consists of the authority to issue unlimited Class A, B and C Voting Common Stock and E, F and G Non-Voting Common Stock, of which one (1) share of Class A Voting Common Stock at $1.00 stated par value is issued and outstanding.

B. The Background for the Acquisition: 649IMFRC (the Issuer) desires to acquire 649.com Inc. (the Target) and the shareholders of 649.com Inc. wish to be so acquired.

C. The Boards of Directors of both Corporations respectively have determined that, it is advisable and in the best interests of each of them and both of them to proceed with the acquisition by the public company, in accordance with IRS 368 (a)(1)(B), et seq.

D. The Shareholders of the Issuer, having approved the acquisition, this agreement was approved and adopted by the Board of Directors of 649IMFRC in a manner consistent with the laws of its Jurisdiction and its constituent documents.

E. The Board of Directors of 649.com (Target), having represented that it is empowered to approve the acquisition, without formal shareholder approval, this agreement was approved and adopted by the Board of Directors of 649.com Inc. (Target) in a manner consistent with the laws of its Jurisdiction and its constituent documents.

F. Conditions of Closing having been met, modified or waived in whole or part, this acquisition is effective, as between the parties, on the date hereof, but subject to filing Articles of Share Exchange in the State of Texas.

1. FORWARD SPLIT/NAME CHANGE. As a condition of Closing MFRC has obtained shareholder approval or authority, pursuant to the laws of Texas and its constituent documents, for a 5:1 forward split and a name change to 649.com Inc. Pursuant to the forward split and name change, the reorganized MFRC has applied for and obtained a new CUSIP number and a symbol change at the direction of 649.com Inc., the Target.

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2. TRANSFER OF CONTROL. Immediately herewith, the Board of Directors of 649IMFRC hereby appoints two nominees of 649.com Inc. (Target) to become the Directors of 649.com Inc. (Issuer) and the existing directors of the former MFRC hereby resign.

3. $1,400,000 PRIVATE PLACEMENT. As a condition of Closing, Baycove, as a consultant to 649.com Inc. is to secure funding of USD$1,400,000 in a private placement/limited offering by MFRC to accredited investors of 2,800,000 post forwardsplit shares of the Issuer's common stock at USD$0.50 per share. This placement is in process of completion, and is deemed satisfied by the parties as a condition precedent to closing.

4. NO REVERSE STOCK SPLIT. As a mutual covenant and condition of closing, there shall be no reverse stock split of the reorganized 649/MFRC's (the Target's) common voting stock for a period of eighteen months from this Closing.

                             IV. PLAN OF ACQUISITION

A. Reorganization and Acquisition: 649IMFRC and 649.com Inc./Target are hereby reorganized, such that (i) the Issuer shall acquire all assets, business and common stock of the Target; and (ii) the Target shall become a subsidiary of the Issuer.

1. CONVERSION OF OUTSTANDING STOCK: Forthwith upon the date hereof, the 649.com Inc. Issuer shall issue 6,500,000 new investment shares of its post forward-split shares of common stock to or for the shareholders of 649.com Inc. Target, in exchange for all of the issued and outstanding shares of stock
649.com Inc. Target. In addition, 649.com Inc. Issuer shall pay to the shareholders of 649.com Inc. Target the sum of USD$100,000.00.

2. SURVIVING CORPORATIONS: Both Issuer and Target shall survive the Reorganization herein contemplated and shall continue to be governed by the laws of its respective State of Incorporation.

3.  SURVIVING  ARTICLES  OF  INCORPORATION  AND  BY-LAWS:  The  Articles  of
Incorporation and By-Laws of Issuer and Target shall remain in full force and effect, unchanged.

B. Effective Date: This PLAN OF REORGANIZATION AND ACQUISITION shall become effective immediately, subject to filing Articles of Share Exchange in Texas.

Rights of Dissenting Shareholders: The Issuer is the entity responsible for the rights of dissenting shareholders.

C. Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and to do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and in good faith with each other and each others shareholders.

D. General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others of all due diligence information that is customarily exchanged in a transaction such as this, that no material information has been withheld, and that the information exchanged is accurate, true and correct.

1. ORGANIZATION AND QUALIFICATION. Each Corporation warrants and represents that it is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

2. CORPORATE AUTHORITY. Each Corporation warrants and represents that it has Corporate Authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

3. OWNERSHIP OF ASSETS AND PROPERTY. Each Corporation warrants and represents that it has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

4. ABSENCE OF CERTAIN CHANGES OR EVENTS. Each Corporation warrants and represents that there are no material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable.

5. ABSENCE OF UNDISCLOSED LIABILITIES. Each Corporation warrants and represents specifically that it has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

6. LEGAL PROCEEDINGS. Each Corporation warrants and represents that there are no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

7. NO BREACH OF OTHER AGREEMENTS. Each Corporation warrants and represents that this Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

     8. CAPITAL STOCK. Each Company warrants and represents that the issued and outstanding share and all shares capital stock of such corporation, is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquired further shares of such Corporation.

     9. BROKERS' OR FINDER'S FEES. Each Corporation warrants and represents that is aware of no claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

E.  Miscellaneous  Provisions

     1. Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other.

     2. This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

     3. The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration
Association. Arbitration, if any there be, shall be conducted in Pinellas County, Texas. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

     4. If any provision of this PLAN OF REORGANIZATION AND ACQUISITION or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

5. No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

6. The parties acknowledge that both they and their counsel have boon provided ample, opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

THIS PLAN OF REORGANIZATION AND MERGER is executed on behalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.

649.com  Inc.                               649.COM  Inc.
(a  Texas  corporation)                     (an  Alberta;  Canada  corporation)
by                                           by


/s/  John  Spicer                            /s/  Irene  Poole
John  Spicer                                 Irene  Poole
President                                    President


                                             Baycove  Investments  Limited
                                            (a  company  incorporated to the
                                             Republic of  Ireland)
                                            by



                                            /s/Irene  Poole
                                            Irene  Poole
                                            President